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                                                                   EXHIBIT 10.82

June 18, 2001



Gary L. Smith


This letter sets forth the substance of the separation agreement (the "Agreement") which Aspect Communications (the "Company") is offering to you to aid in your employment transition.

  1. Termination. Your last day of work with the Company and your employment termination date will be the earlier of December 31,2001 or employment with another firm between June 18,2001 and December 31,2001. Your last day of work will be June 18,2001 and your status as of June 18,2001 shall be Executive Advisor to the CEO.

  2. Accrued Salary and Paid Time Off. The Company will pay you all accrued salary, and all accrued FTO that you have earned but not used through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

  3. Severance Benefits. Although the Company has no obligation to provide additional severance benefits, the Company will provide you with the following severance package:

  (a) Salary. The Company will make severance payments to you in the form of continuation of your base salary in effect on June 18,2001, on a normal payroll basis, subject to standard payroll deductions and withholdings, through December 31,2001 or up to the date you commence employment with another Company, whichever is earlier.

  (b) Health Insurance. Your Aspect health benefits will be provided until your termination date. After your termination date, you will be eligible for up to 18 months of COBRA coverage at your cost provided you enroll and pay the monthly premiums.

  (c) Final Installment of Hiring Bonus. The Company will pay you the final installment of your hiring bonus in the amount of $25,000.00 less all applicable payroll deductions to be paid within ten days of the effective date of this Agreement.

  (d) Outplacement. Aspect has arranged outplacement services from Lee Hecht Harrison for you not to exceed $5,000.00 .We encourage you to make full use of these services to support your career transition process, both within and outside Aspect. You will receive a packet of information when you meet with Lee Hecht Harrison that provides details about your benefits and career
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       transition services. Please read all of this information carefully to ensure that you understand your benefits coverage. To schedule an appointment with Lee Hecht Harrison you may call Kendra Jordan, Vice President of Business Development at 408-961-7610.

  4. Stock Options. Under the terms of the Company's applicable Stock Option Plan and your stock option grant, vesting of your stock option granted pursuant to the Plan will cease as of your Separation Date. Your rights to exercise your option as to any vested shares will be as set forth in the Plan.

  5. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Termination Date.

  6. Expense Reimbursements. You agree that, within ten (10) days of the Termination Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Termination Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

  7. Return of Company Property. By the Termination date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You may retain your palm pilot and purchase your Aspect laptop computer at book value, if you wish.

  8. California Living Expenses and Lease Car. The Company will continue to provide normal California living expenses to include the apartment and the lease automobile through July 31,2001. You will return the car to the leasing company by that date and you will vacate the apartment by July 31,2001. The Company will work with you to move the lease for the automobile to your name and financial
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      responsibility, if you so desire. This transaction must be completed no later than July 31,2001.

  9. Aspect Phone and Email. Aspect will provide limited voice mail and email for you to facilitate communication with job prospects through the termination date and as long as no abuses of the voice or email system by you exist.

  10. Proprietary Information Obligations. Both during and after your employment you acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company. A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit A.

  1. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee. If you violate this confidentiality provision, the Company shall have the right to refuse to pay any money owed to you under this Agreement without affecting the enforceability of this Agreement. If you violate this confidentiality provision, the Company shall have the right to refuse to pay any money owed to you under this Agreement without affecting the enforceability of this Agreement.

  2. Non-disparagement. Both you and the Company agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

  3. Non-solicitation. You agree that for one (1) year following the Termination Date, you will not directly or indirectly solicit, entice,
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      induce, or encourage any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

  4. Release. In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

  5. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven
      (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective
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      until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date ("Effective Date").

  6. Disputes Subject to Arbitration. You and the Company agree that any dispute regarding the interpretation, application or enforcement of this Agreement or any dispute arising out of your employment or the termination of that employment with Aspect Communications shall be decided by confidential, final and binding arbitration conducted in San Jose, California by Judicial Arbitration and Mediation Services ("JAMS") under the then-existing JAMS rules, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum. Nothing in this paragraph is intended to prevent either you or Aspect Communications from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

  7. Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against the Company.

  8. Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question
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      will be modified by the court so as to be rendered enforceable. This
      Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

ASPECT COMMUNICATIONS

By:  /s/ John Viera
     ____________________________________________________________________
     John Viera                                          June 18, 2001
     Senior Vice President Human Resources


Exhibit A - Proprietary Information and Inventions Agreement

Agreed:

   /s/ Gary L. Smith
_______________________________________________________________________
     Gary L. Smith                                            Date
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                                   Exhibit A

                Proprietary Information and Inventions Agreement
                 (Original Kept in Employee File, Attach Copy)